NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

April 9, 2010

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Jennifer Convertibles, Inc.

Common Stock, $0.01 Par Value

Commission File Number – 001-09681

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to Section 1003(a)(i) of the NYSE Amex LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years.

2.

The Common Stock (the “Common Stock”) of Jennifer Convertibles, Inc. (the “Company” or “Jennifer Convertibles”) does not qualify for continued listing for the following reasons:

(a)  The Company has incurred losses from continuing operations and net losses as follows:

Fiscal Year Ended	Income (Loss) from Continuing Operations	Net Income (Loss)
August 29, 2009	($10,765,000)	($11,008,000)
August 30, 2008	($2,994,000)	($3,329,000)
August 25, 2007	$4,050,000	$3,971,000

(b)  At August 29, 2009 and November 28, 2009, the Company reported a stockholders’ deficit of ($4,270,000) and ($11,135,000), respectively.

3.

In reviewing the eligibility of the Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On January 7, 2010, the Company was notified by the Exchange that based on publicly available information, Jennifer Convertibles was not in compliance with Section 1003(a)(i) of the Company Guide.  The Company was offered the opportunity to submit a plan of compliance to the Exchange detailing actions which it had taken, or intended to take, to regain compliance with the Exchange’s continued listing standards by July 7, 2011.

(b)

On February 17, 2010, Jennifer Convertibles notified the Exchange that it would not be submitting a plan of compliance.

(c)

On February 19, 2010, the Exchange notified Jennifer Convertibles of its intention to initiate delisting proceedings against the Company (the “Staff Determination”).  The Staff Determination was based on the fact that the Company did not submit a plan to the Exchange, nor was there any information publicly available indicating that the Company had regained compliance with Section 1003(a)(i) of the Company Guide. The letter also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel within seven days of the Staff Determination, or by February 26, 2010.

(d)

The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com/regulation.  Further, a copy of this application has been forwarded to Mr. Harley J. Greenfield, Chairman and Chief Executive Officer, Jennifer Convertibles, Inc.

/s/

Janice O’Neill

Senior Vice President

Corporate Compliance

NYSE Amex LLC